Exhibit 16.1

Phone +41 44 444 35 55 www.bdo.ch zurich@bdo.ch	BDO AG Schiffbaustrasse 2 8031 Zurich

September 13, 2024

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 13, 2024, to be filed by our former client, DIH Holding US, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO AG

/s/ Christoph Tschumi	/s/ Marc Furlato
Christoph Tschumi	Marc Furlato